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                 FORM OF AMENDMENT TO PARTICIPATION AGREEMENT

   This AMENDMENT is entered into as of April 1, 2011, by and among [Distributor] ("Distributor"), the principal underwriter for [Trust] ("Trust"), the Trust, and Genworth Life Insurance Company of New York ("Company").

   WHEREAS, Company, pursuant to a Participation Agreement (as defined below), purchases Shares of certain Funds of the Trust on behalf of its Separate Accounts to fund certain variable life insurance and/or variable annuity contracts issued by Company ("Contracts"); and

   WHEREAS, Distributor, Trust, and Company (each a "Party" and, together, the "Parties") seek to enter into this Amendment to make changes to the Participation Agreement in order to permit the Parties to deliver the Trust's summary prospectuses pursuant to the requirements of Rule 498 ("Rule 498") under the Securities Act of 1933, as amended (the "1933 Act").

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributor, Trust, and Company hereby agree as follows:

    1. DEFINITIONS. Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Participation Agreement. For purposes of this Amendment:

           a. The term "Fund" shall mean any series of beneficial interest of the Trust.

           b. The term "Fund Documents" shall mean those documents prepared by the Fund that, pursuant to Rule 498(e)(1), must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus.
              Fund Documents includes the Fund's current Summary Prospectus, Statutory Prospectus, Statement of Additional Information, and most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the Investment Company Act of 1940 (the "1940 Act").

           c. The term "Fund Documents Web Site" shall mean the Web site maintained by the Trust or its agent where Contract Owners and prospective Contract Owners may access the Fund Documents in compliance with Rule 498.

           d. The term "Participation Agreement" shall mean the agreement entered into by and among the Trust, Distributor, and Company on [date] and any amendments thereto.

           e. The term "Statutory Prospectus" shall mean a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

           f. The term "Summary Prospectus" shall mean a prospectus described in paragraph (b) of Rule 498.

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           g. The term "Applicable Law" shall mean the Federal Securities Laws as defined in Rule 38a-1(e)(1) under the 1940 Act, any rules promulgated under such Federal Securities Laws, and any applicable guidance received from the SEC or from the staff of the SEC (the "SEC Staff") thereunder. As used herein, the phrase "any applicable guidance received from the SEC or from the SEC Staff thereunder" shall refer only to published no-action relief, interpretative guidance, exemptive orders or final rulemaking guidance, but shall specifically exclude oral statements, speeches or informal guidance that may be provided by the SEC or the SEC Staff from time to time. The term "Applicable Law" also includes any state laws, rules and regulations that may apply to this Amendment.

           h. The term "Trust" as used in this Amendment includes any affiliated and unaffiliated parties that perform services on behalf of the Trust that are required by this Amendment.

    2. SUMMARY PROSPECTUS COVER PAGE LEGEND.

           a. The Trust shall specify, in the legend on the cover page or at the beginning of a Fund's Summary Prospectus as required by Rule 498(b)(1)(v), the specific Web site address for the Fund Documents Web Site.

    3. REVIEW OF PROSPECTUS LANGUAGE PROVIDED IN RESPONSE TO ITEM 8 OF FORM
       N-1A.

           a. At least ten (10) Business Days prior to making any filing with the SEC containing language that has not previously been reviewed by the Company, the Trust shall furnish to the Company's designated person the language that the Trust intends to include in any Prospectus in response to Item 8 of Form N-1A: Financial Intermediary Compensation.

           b. No such language will be filed with the SEC until the Company consents to its use in writing; provided, however, that the Company shall notify the Trust's designated person in writing, within five (5) Business Days of receipt (i) of its consent to use, which shall not be unreasonably withheld, or, (ii) if it reasonably objects to such use.

    4. DELIVERY OF FUND DOCUMENTS TO COMPANY.

           a. In order to enable the Company to fulfill its obligations under this Amendment, the Participation Agreement, and Applicable Law, the Trust or the Distributor shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the Parties, of each of the Fund Documents no later than the date that such document is filed with the SEC. The Trust or the Distributor shall provide the Company with at least ten
              (10) Business Days advance written notice that a new version of a Fund Document will become available.

           b. The Trust or the Distributor shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or

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              duplication and as agreed to by the Parties, any supplement to any Fund Document no later than the date that such supplement is filed with the SEC. The Trust or the Distributor shall provide the Company with reasonable advance written notice that a supplement will become available, provided, however, that such notice shall be reasonable in the circumstances.

           c. The Company may not alter any material provided by the Trust or the Distributor pursuant to this Section 4 without the prior written consent of the Trust or the Distributor.

    5. DELIVERY OF THE FUND PROSPECTUS TO CONTRACT OWNERS.

           a. Except as provided below, the Company shall deliver (or arrange for delivery of) a Summary Prospectus for each Fund that a prospective Contract Owner identifies on his or her application as an intended investment option under a Contract or to which a Contract Owner currently allocates premium payments or transfers Contract value. The Company, in its sole discretion, reserves the right to deliver to Contract Owners a Summary Prospectus for each Fund that has served as an investment option under a Contract issued by the Company. In addition, the Company, in its sole discretion, reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times required by applicable provisions of the 1933 Act and 1940 Act, the rules or regulations thereunder, and any applicable guidance received from the SEC or from the SEC Staff thereunder.

           b. The Company may, in its sole discretion, bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary Prospectuses and Statutory Prospectuses for other investment options under the Contract and the Contract Prospectus(es) as long as such binding is done in compliance with Rule 498(c)(2) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

           c. The Company shall deliver all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

           d. The Company shall be permitted, but not required, in its sole discretion, to post copies of Fund Documents on the Company's Web site. The Trust hereby grants to the Company a non-exclusive, worldwide, royalty-free, perpetual license to create a hyperlink from the Company's Web site to the Fund Documents Web Site. Notwithstanding the foregoing, the Trust shall be and remain solely responsible for ensuring that the Fund Documents, including the Summary Prospectuses for the Funds, comply with Rule 498 and any applicable guidance received from the SEC or from the SEC Staff thereunder.

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           e. The Trust shall maintain the Fund Documents Web Site in compliance with the requirements of Rule 498(e) and as specified in Appendix A.

           f. Any Web site address provided in the Summary Prospectus pursuant to Section 2.a. of this Amendment shall be specific enough to lead Contract Owners or prospective Contract Owners directly and exclusively to the Fund Documents and may not simply be the home page of the Trust's Web site.

           g. Except as provided in Sections 5.i. and 5.j. of this Amendment, the Fund Documents Web Site shall, at all times during the effectiveness of this Amendment:

                  i. Contain current versions of all of the Fund Documents as required by Rule 498(e)(1) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

                  ii.Allow free, public access to the Fund Documents as
                     required by Rule 498(e)(1) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

                 iii.Present the Fund Documents in a format that is
                     human-readable and capable of being printed on paper in human-readable format as required by Rule 498(e)(2)(i) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

                  iv.Present the Fund Documents in a format that provides the ability to move back and forth between and within the documents in the manner required by Rule 498(e)(2)(ii) and
                     (iii) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

                  v. Permit persons to permanently retain, free of charge, an electronic version of the Fund Documents in a format, or formats, that meet each of the requirements of Rule 498(e)(2)(i) and (ii), as required by Rule 498(e)(3) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

                  vi.Provide that the current versions of the Fund Documents remain continuously available from the time the Summary Prospectus is sent or given until at least 90 days after the last date that the Fund has reason to believe that the Company delivered a security or communications in reliance upon Rule 498(e)(1).

                 vii.Not furnish a hyperlink to any other Web site address
                     unrelated to the Fund Documents and not furnish any reference or hyperlink to a Web site address to any competitor's Web site or products.

           h. The Company shall have a right to review the Fund Documents Web Site at least once annually. To the extent that the Company finds that the Fund Documents

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              Web Site contains material not required by Rule 498 that the
              Company determines, in its sole discretion, is objectionable or contains materials otherwise not permitted by this Amendment, the Company will notify the Trust. The Trust agrees to remove such materials from the Fund Documents Web Site at its own expense within thirty (30) days of receipt of notice from the Company.

           i. If at any point the Trust determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Trust must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with Section 5.a. of this Amendment, and to reprint any bound volume referred to in Sections 5.b. of this Amendment . After the termination of any notice period provided to the Company pursuant to this paragraph 5.i., the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

           j. If at any point the Trust determines that a Fund will be liquidated or merged with another variable insurance products fund, the Trust must provide the Company with at least sixty
              (60) days advance written notice of this intent so that the Company can arrange to remove the Summary or Statutory Prospectus for the Fund from the bound volume referred to in Sections 5.b. of this Amendment. After the termination of any notice period provided to the Company pursuant to this paragraph 5.j., the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

    6. RESPONSE TO REQUESTS FOR ADDITIONAL FUND DOCUMENTS.

           a. The Trust and the Distributor shall be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund Documents made directly to the Trust or the Distributor.

           b. The Company shall respond to requests for additional Fund Documents made by Contract Owners directly to the Company with the documents that the Trust has provided to it pursuant to
              Section 4 of this Amendment, including any appropriate supplements.

    7. REPRESENTATIONS AND WARRANTIES.

           a. The Trust and the Distributor represent and warrant the following as of the date hereof and for as long as this Amendment is in effect and valid:

                  i. Each shall comply with the requirements of Rule 498 and applicable guidance received from the SEC or from the SEC Staff thereunder in connection with the offer and sale of Fund Shares as specified in this Amendment.

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                  ii.Any Summary Prospectus provided by the Trust to the
                     Company pursuant to this Amendment shall comply with the requirements of Rule 498 and applicable guidance received from the SEC or from the SEC Staff thereunder.

                 iii.The Trust has reasonable policies and procedures in place as specified in Rule 498(e)(4)(i) to ensure that the Fund Documents are available on the Fund Documents Web Site at all times and in the manner required by Rule 498(e)(1),
                     (e)(2),and (e)(3) and applicable guidance received from the SEC or from the SEC Staff thereunder.

                  iv.As provided by Rule 498(e)(4)(ii), the Trust shall take prompt action to ensure that the Fund Documents become available in the manner required by Rule 498(e)(1),
                     (e)(2),and (e)(3) as soon as practicable following the earlier of the time at which it knows or reasonably should have known that the Fund Documents are not available in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and applicable guidance received from the SEC or from the SEC Staff thereunder.

                  v. The Trust shall not deem the Company, by reason of
                     executing this Amendment, to be a service provider of the Fund as that term is used in connection with Rule 38a-1 under the 1940 Act.

                  vi.The Trust has reasonable policies and procedures and
                     safeguards in place, including the hiring of qualified personnel, to ensure that neither the Fund Documents Web Site nor any Fund Document downloaded therefrom contains any computer code designed to, or that has the effect of, disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of any end-user's software, firmware, hardware, computer system or network, including any storage media, programs, equipment or communications ("Viruses"). The Trust agrees that any corrections needed to correct or remove any Virus shall be promptly made at no cost to the Company or any end user of such data.

                 vii.Each shall only use any information obtained about
                     Contract Owners pursuant to Section 6.a of this Amendment solely for the purposes of responding to requests for Fund Documents.

           b. The Company represents and warrants the following as of the date hereof and for as long as this Amendment is in effect and valid:

                  i. It shall comply with the requirements of Rule 498 and
                     applicable guidance received from the SEC or from the SEC Staff thereunder in connection with the delivery of the Summary Prospectuses for the Funds.

                  ii.It has reasonable policies and procedures in place to
                     ensure that it can appropriately meet its obligations under Sections 5.a., 5.b., and 5.c. of this Amendment.

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    8. INDEMNIFICATION.

           a. The Company hereby agrees to, and shall indemnify and hold harmless the Trust, the Distributor and each person who controls or is affiliated with the Trust or the Distributor within the meaning of such terms under the 1933 Act or 1940 Act (but not any Participating Insurance Companies or Qualified Persons) and any officer, trustee, partner, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities:

                  i. arise out of a material failure of the Company to respond to requests for additional Fund Documents in compliance with Section 6.b. of this Amendment; or

                  ii.arise as a result of any material failure by the Company or persons under its control (or subject to its authorization) to provide services or furnish materials as required under this Amendment; or

                 iii.arise out of any material breach by the Company or persons under its control (or subject to its authorization) of this Amendment.

           b. The Trust and the Distributor hereby agree to, and shall, indemnify and hold harmless the Company and each person who controls or is affiliated with the Company within the meaning of such terms under the 1933 Act or 1940 Act and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities:

                  i. arise out of any material technological errors or problems with the Fund Documents Web Site and as referenced in Appendix A; or

                  ii.arise out of the failure of the Fund Documents Web Site to contain the current Fund Documents as required by Rule 498(e)(1); or

                 iii.arise out of the failure of the Fund Documents Web Site to contain Fund Documents that are connected to each other in the manner required by Rule 498(e)(2) and (e)(3); or

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                  iv.arise out of a failure of the Trust or the Distributor to respond to requests for additional Fund Documents in compliance with Section 6.a. of this Amendment; or

                  v. arise as a result of any material failure by the Trust or the Distributor to provide services or furnish materials as required under the terms of this Amendment; or

                  vi.arise as a result of any virus or other malfunction on the
                     Trust's Web site; or

                 vii.arise out of any material breach by the Trust or the
                     Distributor or persons under one of their control (or subject to their authorization) of this Amendment; or

    9. CONFIDENTIALITY AND LIMITATION ON ACCESS TO PERSONAL INFORMATION.

           a. All "Confidential Information" (as defined in this section) supplied by one Party to the another Party in connection with the negotiation or carrying out of this Amendment and the Participation Agreement shall remain the property of the Party providing such information and shall be kept confidential by the receiving Party or Parties except: (a) as may be required by law,
              (2) as authorized in writing by the Party providing the information, or (c) in the event that such information is otherwise made public. Each Party agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Confidential Information means (individually or collectively) proprietary information of the Parties to this Amendment, including but not limited to, their inventions, "know-how", trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc. Without limiting the generality of the foregoing, Confidential Information includes: (a) information that the disclosing Party designates in writing is confidential or proprietary, (b) any non-public personal information or personally identifiable financial information about any Contract Owner or prospective Contract Owner, and (c) information that a reasonable business-person would assume to be confidential or proprietary.

           b. The Trust will not send a "cookie" to the computer of any person that accesses the Fund Documents Web Site. "Cookies" are small data sent by a web site server to a person's internet browser and stored in the memory of that person's computer without their advance consent. In addition, the Trust will not capture any electronic mail addresses of persons that access the Fund Documents Web Site.

           c. The Trust shall promptly notify the Company of any breaches of the provisions of this Section 9.

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    10.TERM AND TERMINATION.

           a. This Amendment shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided below.

           b. This Amendment may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This Amendment will terminate automatically upon the termination of the Participation Agreement.

    11.RULES OF CONSTRUCTION. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control.

    12.DESIGNATION OF MAIN CONTACTS.

           a. The main contact person at the Trust and Distributor with respect to this Amendment shall be [position]. The Trust or the Distributor shall promptly inform the Company if the person serving as [position] changes. Any notices required to be given to the Trust or the Distributor by this Amendment shall be sent to the designated main contact.

           b. The main contact person at the Company with respect to this Amendment shall be [Associate General Counsel]. The Company shall promptly inform the Trust and Distributor if the person changes. Any notices required to be given to the Company by this Amendment shall be sent to the designated main contact.

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                                  APPENDIX A

   In order to ensure that the Trust is providing a level of service to the Contract Owners and prospective Contract Owners of the Company that evidences the degree of skill and judgment normally exercised by service providers performing services of the same or substantially similar nature, the Trust agrees as follows:

    1. WEB SITE AVAILABILITY. The Fund Documents Web Site shall be publicly available to users a minimum of 99% of the time during any 24 hour period, 95% of the time during any 7 day period, and 95% of the time during any 30 day period; and there will be no period of interruption in public accessibility to the Fund Documents Web Site that exceeds 24 continuous hours excluding server downtime due to scheduled maintenance. "Available" means that end users are able to access and use the hosting services and all functionality and content therein, and the hosting services are functioning correctly and accurately. The Trust shall not engage in any maintenance, upgrades, replacement of hardware or software, or any other activity that may result in the Fund Documents Web Site not being available without the prior approval of the Company in each instance as to the timing and duration of such unavailability. To the extent that there is any applicable guidance received from the SEC or from the SEC Staff that requires Web site availability in addition to, or in excess of, these standards, the Trust and Distributor will comply with such guidance.

    2. NOTICE OF DOWNTIME OF THE FUND DOCUMENTS WEB SITE. The Trust will promptly notify the Company of any routine or non-routine unavailability of the Fund Documents Web Site, whether for routine maintenance, disaster recovery or in response to attempted or actual security breaches by others.

    3. RESPONSE TIME. The mean response time for server response to all accesses to the Fund Documents Web Site shall not exceed more than 15 seconds during any 1 hour period.

    4. BANDWIDTH. The bandwidth representing the Fund Documents Web Site's connection to the Internet shall be operating as a capacity no more than 2 minutes in any 24 hour period.

    5. WEB SUPPORT. The Trust shall provide a toll-free number and/or e-mail address on the Fund Documents Web Site that is available at all times (7 days a week, 24 hours a day) to allow end-users to communicate error codes when trying to access Fund Documents.

    6. NOTICE OF SECURITY BREACHES. The Trust shall notify the Company of any known security attacks or breaches to the Fund Documents Web Site, including any threatened or suspected security breach, within 24 hours of detection.

    7. DISASTER RECOVERY. The Trust, as defined in this Amendment, has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of Applicable Law at its sole cost and expense.

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    8. RIGHT TO AMEND. The Parties reserve the right to amend this Appendix A upon mutual agreement at any time.

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